UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2016

PINNACLE FINANCIAL PARTNERS, INC.

(Exact name of registrant as specified in charter)

Tennessee	000-31225	62-1812853
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Third Avenue South, Suite 900, Nashville, Tennessee		37201
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (615) 744-3700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 29, 2016, Pinnacle Financial Partners, Inc. (the “Company”) entered into a revolving credit facility with US Bank, National Association (“Lender”) pursuant to the terms of a Loan Agreement, dated March 29, 2016, by and between the Lender and the Company (the “Loan Agreement”). Maximum borrowings under the revolving credit facility cannot exceed $75 million at any point in time. Borrowings under the revolving credit facility are anticipated to be used to fund the cash portion of the purchase price and the transaction costs associated with acquisitions made by the Company from time to time, including the previously announced proposed acquisition of Avenue Financial Holdings, Inc., and for general corporate purposes including to fund capital contributions to Pinnacle Bank, the Company’s bank subsidiary.

Each advance under the Loan Agreement will bear interest at a rate equal to 2.25% plus the greater of (i) zero percent (0%) and (ii) the one-month LIBOR rate quoted by Lender (as published by Reuters).

The revolving credit facility matures on March 28, 2017, and all outstanding borrowings will be due and owing at that date. The Company may but is not required under the terms of the Loan Agreement to repay borrowings from time to time prior to the maturity date. The Loan Agreement does require the Company to pay a quarterly fee beginning on June 30, 2016 equal to 0.35% per annum (computed on the basis of a 360 day year for actual days elapsed) on the average daily unused amount of the revolving credit facility.

The Loan Agreement includes negative covenants that limit, among other things, certain fundamental transactions, additional indebtedness, transactions with affiliates, liens, sales of assets and the Company’s ability to pay dividends at a time when an event of default exists under the Loan Agreement or would result from the payment of such dividends. The Loan Agreement specifically restricts transfers or encumbrances of the shares of the capital stock of Pinnacle Bank. The Loan Agreement also includes financial covenants related to the Company’s, and in some cases, Pinnacle Bank’s, capitalization, levels of risk-based capital, ratio of nonperforming assets to tangible primary capital and ratio of allowance for loan losses to nonperforming loans. The Loan Agreement also includes a fixed charge coverage ratio requiring the sum of the Company’s net income plus the amount of any goodwill amortization expense, contractually due interest and one-time tax-adjusted merger related expenses associated with acquisitions less any dividends or similar distributions declared or paid by the Company divided by the sum of the Company’s contractually due interest and principal amounts (assuming annual principal amortization of $15 million on the Company’s indebtedness to Lender), to be not less than 125% on a rolling four quarter basis starting June 30, 2016.

The Loan Agreement also contains other customary affirmative and negative covenants and customary representations and warranties.

The Loan Agreement contains customary events of default, including, but not limited to, payment defaults, breaches of representations and warranties, covenant defaults, events of bankruptcy and insolvency, and the institution of certain regulatory enforcement actions against the Company and Pinnacle Bank. If an event of default occurs and is continuing, the Company may be required to repay all amounts outstanding under the Loan Agreement immediately.

The foregoing description does not purport to be a complete description of the parties’ rights and obligations under the Loan Agreement. The above description is qualified in its entirety by reference to the Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Company’s statement above concerning its expectation that borrowings under the Loan Agreement will be used by it to fund the cash portion of the purchase price and the transaction costs associated with acquisitions is a forward-looking statement within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and subject to risks and uncertainties, including the risk that at the time of closing of any such acquisition, including the Company’s proposed acquisition of Avenue Financial Holdings, Inc., the Company will be unable to borrow under the Loan Agreement, including as a result of an event of default thereunder.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Loan Agreement dated as of March 29, 2016, by and between Pinnacle Financial Partners, Inc., as Borrower, and US Bank, National Association, as Lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ Harold R. Carpenter
Name:	Harold R. Carpenter
Title:	Executive Vice President and Chief Financial Officer

Date: March 31, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan Agreement dated as of March 29, 2016, by and between Pinnacle Financial Partners, Inc., as Borrower, and US Bank, National Association, as Lender.